EXHIBIT 8.2


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LEWIS W. PARKER, III
CERTIFIED PUBLIC ACCOUNTANT
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P.O. BOX 6510, 9L PRINCESS ROAD
LAWRENCEVILLE, N.J. 08648
TEL.: 609-896-2177
FAX:  609-844-0133



June 12, 1998



Board of Directors
Peoples Savings Bank
789 Farnsworth Avenue
Bordentown, New Jersey 08505

Board Members:

You have requested my opinion regarding certain New Jersey tax consequences to Peoples Savings Bank ("the Bank") and its depositors under the laws of the State of New Jersey of the proposed conversion (the "Conversion"), under which the Bank will be changed from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank (the "Stock Bank"), a parent holding company will be formed and incorporated in New Jersey (the "Holding Company") to acquire all of the outstanding stock of the Stock Bank (the "Acquisition"), and the stock of the Holding Company will be offered to the public (the "Offering"), pursuant to a Plan of Conversion adopted by the Board of Directors of the Bank on March 2, 1998 ("the Plan").

The Bank's special counsel, Malizia, Spidi, Sloane & Fisch, P.C., has previously provided the Bank an opinion regarding the material federal income tax consequences of the Conversion, the Acquisition, and the Offering (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the Federal Tax Opinion concludes, among other things, that the Conversion qualifies as a tax-free reorganization under ss 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code"), and that the Bank, the Stock Bank, and the Holding Company and the depositors of the Bank will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Conversion, the Acquisition, and the Offering.

Based upon the facts and circumstances attendant to the Conversion as detailed in the Plan, and the provisions of the code and the Federal Tax Opinion rendered, it is my opinion that the laws of the State of New Jersey will, for income tax purposes, treat the Conversion transaction as detailed in the Plan in an identical manner as it is treated by the Internal Revenue Service for income tax purposes, and that under such state law no adverse income tax consequences will be incurred by either the Bank or its account holders as a result of the implementation of the Plan.

The opinion herein expressed specifically does not include, without limitation by the specification thereof, an opinion with respect to any franchise tax or capital stock taxes which might result from the implementation of the plan.

My opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that I be informed immediately, as the inaccuracy or incompleteness could have a material effect on my conclusions. In rendering my opinion, I am relying upon the relevant provisions of the Code, the laws of the State of New Jersey, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of my opinion. I undertake no responsibility to update or supplement my opinion. My opinion is not binding on the Internal Revenue Service or the State of New Jersey, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that my opinion will be upheld if challenged by such parties.


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Board of Directors
Peoples Savings Bank
June 12, 1998
Page 2




Finally, I hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC") or similar filings of the Bank filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-(e)(1)S of the Holding Company to be filed with the Office of Thrift Supervision, and the filing of this opinion as an exhibit to the Holding Company's Registration Statement on Form SB-2 ("Form SB-2") to be filed with the Securities and Exchange Commission, and to reference to my firm in the offering circular contained in the Form AC, Form SB-2 and related documents related to this opinion.

Very truly yours,



/s/Lewis W. Parker
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Lewis W. Parker, III, CPA